CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-231299 on Form N-14 of our report dated December 21, 2018, relating to the financial statements and financial highlights of First Trust Heitman Global Prime Real Estate ETF (“PRME”), a series of First Trust Exchange-Traded Fund IV as of and for the year ended October 31, 2018 and to the reference to us under the heading “Independent Registered Public Accounting Firm (“Auditor”)” in the Proxy Statement/Prospectus which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 21, 2019